Exhibit 99.1
UDR to Acquire Three Operating Communities for $687
Million and Announces Four New Development Projects
Updates 2011 Guidance
Denver, CO, July 12, 2011 — UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust (REIT), today announced the acquisition and pending acquisitions of the following communities:

ACQUISITIONS
						Actual /	Monthly Income
			Purchase	Price per Home	Year Built /	Anticipated	per Occupied
Community	Location	Homes	Price (M)	(K)(1)	Renovated	Closing Date	Home

Operating
Rivergate	New York, NY	706	$443	$585	1985	3Q 2011	$3,262
21 Chelsea	New York, NY	210	138	595	2001	3Q 2011	3,226
View 14	Washington, D.C.	185	106	494	2009	June 28, 2011	2,808

Total/Weighted Average		1,101	$687	$572			$3,179

(1)	Excludes commercial for all acquisitions and parking for Rivergate and 21 Chelsea.
The acquisitions of the communities will be financed via cash, available capacity under the Company’s credit facility and the assumption of a $31 million first mortgage on 21 Chelsea with an interest rate of 6.76% and a June 2012 maturity date, which can be pre-paid at par in December 2011.
“The acquisition of these three communities continues our portfolio transformation and strategy of owning apartment homes in markets characterized by above average job growth, low home affordability and limited new supply — three of the key drivers to strong rental growth,” said Tom Toomey, President and CEO. “Pending completion, the off-market acquisitions of Rivergate and 21 Chelsea are an opportunity to substantially increase rents, both through the implementation of UDR’s operating platform and through the redevelopment of the communities. In Washington D.C., the acquisition of View 14 was an opportunity to own a recently developed asset with luxury condominium style finishes and amenities located directly across the street from our 2400 14th Street development.”
Rivergate is located in the desirable Murray Hill neighborhood of Manhattan. The 35-story, 706-home community built in 1985 occupies a full city block between 34th and 35th Streets, FDR Drive and 1st Avenue. Residents benefit from this convenient location as it provides easy access to FDR Drive, is four blocks from the subway stop at 33rd Street and Park Avenue, and is within walking distance to Grand Central station, the NYU

Medical Center and the U.N. headquarters. Community amenities include a fitness center, 125-space parking garage, 24-hour doorman, laundry facilities, and an outdoor playground and garden. The community offers one-, two-, and three- bedroom homes — over 50% of which have a balcony and views of the East River. Plans to invest between $40 — $60 million over the next three years in the redevelopment of the homes include high-end kitchens and bathrooms with new cabinets, granite countertops, stainless steel appliances, new windows, and hardware. Community upgrades will include a newly constructed glass enclosed 6,000 square foot rooftop fitness center and deck, updated lobby and building entryway, and the addition of a business center and resident lounge. Following the completion of the redevelopment, and the implementation of UDR’s property management platform, it is anticipated that rents will be approximately 35% higher than the current monthly income per occupied home of $3,262.
21 Chelsea is located on 21st Street between 6th and 7th Avenues in the desirable Chelsea neighborhood of Manhattan. The 14-story, 210-home community is located within walking distance to a number of major retailers, including: Trader Joe’s, Whole Foods and the Chelsea Market. Residents are two blocks from the subway stop at 23rd street and 7th Avenue, and within walking distance to the High Line Park, Hudson River Park and Chelsea Piers. Community amenities include a 24-hour doorman, rooftop deck, laundry facilities and a valet service. Plans to invest between $6 — $8 million over the next two years in the redevelopment of the homes will include new kitchen and baths with new cabinets, granite countertops, and stainless steel appliances. Community upgrades will include a redesigned lobby and improving the current rooftop space by adding new landscaping and outdoor furniture and grills. Following the completion of the redevelopment, and the implementation of UDR’s property management platform, it is anticipated that rents will be approximately 20% higher than the current monthly income per occupied home of $3,226.
View 14 is located in the popular U Street Corridor — a young professional demographic neighborhood in Northwest Washington, D.C. The 9-story, 185-home community is located directly across the street from UDR’s 2400 14th Street development (255 homes) and only ten blocks from UDR’s Andover House community (171 homes). With close proximity to employment centers and only four blocks from the U Street metro, residents enjoy easy access to the U Street Corridor/14th Street Shopping District and Connecticut Avenue/Dupont Circle District. This luxury condominium project was completed in November 2009 and offers an on-site 24-hour concierge, resident lounge, 2,400 square foot fitness center with a yoga room, two rooftop decks, movie theatre, business center, library, a game room and balconies in over 80% of the homes. View 14 has a 100% property tax abatement incentive through 2020.

Development Update
UDR has also announced four new development projects containing 1,306 homes with an estimated total cost of $375 million:

DEVELOPMENTS
				Est Cost per	Ownership	Anticipated
Development Community	Location	Homes	Estimated Cost (M)	Home (K)(1)	Entity	Completion

Village at Bella Terra	Huntington Beach, CA	467	$150	$300	Wholly Owned	2Q 2013

Los Alisos	Mission Viejo, CA	320	87	272	Wholly Owned	4Q 2013

13th and Market	San Diego, CA	263	76	269	Pre-Sale JV	2Q 2013

Domain College Park	College Park, MD	256	62	232	Pre-Sale JV	3Q 2013

Total/Weighted Average		1,306	$375	$274

(1)	Excludes commercial forVillage at BellaTerra, 13th and Market and Domain College Park.
UDR plans to develop Village at Bella Terra, a $150 million, 467-home community located in Huntington Beach, CA., directly adjacent to the 770,000 square foot Bella Terra lifestyle center, which contains over 70 shops and restaurants, including Whole Foods, and over 428,000 square feet of office space in the Towers at Bella Terra. Subject to the negotiation of final agreements and the receipt of necessary consents, the development of Village at Bella Terra would deliver the first market-rate rental product in the submarket in over 20 years.
UDR plans to develop Los Alisos, an $87 million, 320-home community located in Mission Viejo, CA. The convenient location provides residents with excellent access to freeways and job centers across Orange County, Irvine and Santa Ana. Located directly adjacent to the site is Mission Foothill Marketplace, an 110,000 square foot retail center.
UDR entered into a $76 million, pre-sale joint venture to develop a 263-home community at 13th & Market in the East Village of San Diego, CA. The new community will be located directly across the street from the planned 4-acre East Village Green public park, within walking distance to PETCO Park and only three blocks from the UDR/MetLife Strata community (163 homes).
Finally, UDR entered into a $62 million, pre-sale joint venture to develop a 256-home community that will be located immediately adjacent to The Robert H. Smith School of Business at the University of Maryland in College Park, MD. The land was purchased by the pre-sale joint venture from the UDR/MetLife joint venture and is expected to be the only privately-owned, market-rate community located directly adjacent to the University of Maryland campus.

Guidance Update
For full year 2011, the Company has increased its funds from operations (FFO) and same-store guidance as follows:

	Original Range	Revised Range
	As of Feb. 7, 2011	As of July 11, 2011
FFO per diluted share	$1.20 - $1.25	$1.25 - $1.30
Same-store operations (95% occupancy):
Revenue	3.5% - 4.5%	4.0% - 4.5%
Expenses	2.0% - 3.0%	2.0% - 2.5%
Net operating income (NOI)	4.0% - 6.0%	5.0% - 6.0%

	Original Range	Revised Range	Completed(1,2)	Remaining
Portfolio activity (M):
Acquisitions	$500	$1,200 - $1,500	$1,200	$75 - $300
Dispositions	$0	$500 - $600	$267	$233 - $333
Development starts	$0	$450 - $600	$375	$75 - $225

	Original Range	Revised Range	Completed(1)	Remaining
Capital markets (M):
Equity	$300 - $325	$450 - $950	$433	$17 - $517
Debt	$495 - $520	$300 - $500	$300	$0 - $200

(1)	As of July 8, 2011

(2)	Completed acquisitions and dispositions include the previously announced $500 million asset exchange.
All guidance is based on current expectations of future economic conditions and the judgment of the Company’s management team. The three newly announced acquisitions and four development projects are accounted for in the revised guidance range. The following reconciles from forecasted FFO per share to GAAP Net Loss per share:
FFO guidance reconciliation per diluted share

	Low	High
Forecasted 2011 FFO guidance per diluted share	$1.25	$1.30
Conversion to GAAP share count	(0.08)	(0.08)
Depreciation	(1.76)	(1.76)
Non-controlling interests	0.01	0.01
Preferred dividends	(0.02)	(0.02)
Gains on sale of depreciable property	0.21	0.21

Forecasted GAAP net loss per diluted share	(0.39)	(0.34)

About UDR, Inc.
UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2011, UDR owned or had an ownership position in 59,614 apartment homes including 1,170 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian ParkSM development, expectations concerning the joint venture with MetLife, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under U.S. securities laws.
Contact: UDR, Inc.
H. Andrew Cantor, UDR, Inc.
acantor@udr.com
720-283-6083